EXHIBIT 3.1

Colorado Secretary of State
Date and Time: 05/27/2011 08:44 AM
Document must be filed electronically.		ID Number: 20071474657
Paper documents will not be accepted.
Document processing fee	$25.00	Document number: 20111308810
Fees & forms/cover sheets		Amount Paid: $25.00
are subject to change.
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copies of filed documents,
visit www.sos.state.co.us and
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Restated Constituent Filed Document

filed pursuant to §7-90-301, et seq. and §7-110-106 or §7-130-106 or §7-56-203 or §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

ID number:	20071474657

1. Entity name:	Kurrant Mobile Catering, Inc.

2. The restated constituent filed document associated with this filing is attached.

3. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

4. Name(s) and address(es) of the individual(s) causing the document to be delievered for filing :	Dalmy	Diane	D
	(Last)	(First)	(Middle)	(Suffix)

8965 W Cornell Place
(Street name and number or Post Office Box information)

	Lakewood	CO	80227
	(City)	(State)	(Postal/Zip Code)

United States
	(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual.  However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMENDMENT TO FIRST CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
 OF KURRANT MOBILE CATERING INC.

Pursuant to Section 7-106.102 of the Colorado Revised Statutes, Kurrant Mobile Catering Inc., a Colorado corporation (the “Corporation”), does hereby certify that pursuant to authority contained in the Amended Articles of Incorporation of the Corporation filed with the Colorado Secretary of State, the Corporation's Board of Directors has duly adopted the following resolutions designating 1,000,000 of the 1,000,000 shares of preferred stock, $0.001 par value, as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) that shall contain the following designations and preferences.

This Amendment to the First Certificate of Designation amends only that certain subparagraph (f) regarding voting rights. All other rights, designations and preferences remain the same.

Series A Convertible Preferred Stock

The Series A Convertible Preferred Stock has been authorized by the Board of Directors of the Corporation as a new series of preferred stock, which ranks senior and is not subordinated in any respects. So long as any Series A Convertible Preferred Stock is outstanding, the Corporation is prohibited from issuing any series of stock having rights senior to the Series A Convertible Preferred Stock (“Senior Stock”), without the approval of the holder of the outstanding Series A Convertible Preferred Stock. Additionally, so long as any Series A Convertible Preferred Stock is outstanding, the Corporation may not, without the approval of the holder of the outstanding Series A Convertible Preferred Stock, issue any series of stock ranking on parity with the Series A Convertible Preferred Stock (“Parity Stock”) as to dividend or liquidation rights or having a right to vote on any matter.

(a)
Designation and Amount.  Of the 1,000,000 authorized shares of Preferred Stock, $001, par value per share, 1,000,000 shares are hereby designated “Series A Convertible Preferred Stock” and possess the rights and preferences set forth below.

(b)	Initial Value. The initial value of each share of Series A Convertible Preferred Stock (the “Series A Initial Value”) is $0.001.

(c)
 Dividends.  The holders of the then outstanding shares of Series A Convertible Preferred Stock shall be entitled to receive, in preference to the holders of any other shares of capital stock of the Corporation, cumulative dividends when and as if they may be declared by the Board out of funds legally available therefore (the “Series A Dividends”),. The Series A  Dividends shall accrue on the Series A Convertible Preferred Stock commencing on the date of original issuance thereof. All Series A Dividends shall be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  Dividends paid on shares of Series A Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  Unless full cumulative dividends on the Series A Convertible Preferred Stock have been paid, or declared and sums set aside for the payment thereof, dividends, other than in common stock, $.001 par value per share (“Common Stock”), or other securities of a class or series of stock of the Corporation the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Convertible Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, may not be paid, or declared and sums set aside for payment thereof, and other distributions may not be made upon the Common Stock or other shares of capital stock of the Corporation.

(d)
Liquidation.  Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a “Liquidating Event”), each holder of shares of Series A Convertible Preferred Stock will be entitled to receive, before any distribution of assets is made to holders of common stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or liquidation rights, but only after all distributions to holders of Series A Preferred Stock as set forth in this Certificate of Designation have been made, an amount per share of Series A Convertible Preferred Stock (this amount, the “Series A Liquidation Amount”) equal to 100% of the Series A Initial Value plus the amount of any accrued but unpaid Series A Dividends due thereon for each share up to the date fixed for distribution. After payment of the full Series A Liquidation Amount, holders of shares of Series A Convertible Preferred Stock will not be entitled to participate any further in any distribution of assets by the Corporation.  If upon occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series A Convertible Preferred Stock the full Series A Liquidation Amount, holders of Series A Preferred Convertible Stock will share ratably in any distribution of assets so that each such holder receives, per share, the same percentage of the Series A Liquidation Amount.

Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

(e)
Conversion. Each share of Series A Convertible Preferred Stock shall be convertible at anytime at the option of the holder thereof into that number of fully paid and nonassessable shares of Common Stock at $0.001 per share (the “Conversion Price”). Any amount of accrued and unpaid dividends due thereon shall also be convertible into shares of Common Stock at the Conversion Price. To convert the Series A Convertible Preferred Stock, the holder thereof shall provide written notice to the Corporation via facsimile and overnight courier setting forth the number of shares of Series A Convertible Preferred Stock being converted and delivery instructions together with certificates evidencing the shares of Series A Convertible Preferred Stock being converted.  The Conversion Price and the number of shares of stock or other securities or property into which the Series A Convertible Preferred Stock is convertible are not subject to adjustment relating to any reorganization, merger or sale of assets, reclassification of securities, split, subdivision of combination shares.

(f)	Voting Rights. The holders of the Series A Convertible Preferred Stock will have four hundred voting rights for each share of Series A Convertible Preferred Stock held of record.

(g)
Redemption.  The Corporation shall have the right to redeem the Series A Convertible Preferred Stock by providing notice to the Series A holder at the redemption price of $0.02 per share, which price is based upon the average of the trading price of the Corporation’s common stock on the OTC Market May 9, 2011 through May 12, 2011. The Corporation shall provide a five-day notice to the Series A Convertible Preferred Stock holder of its intention to redeem the Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock holder shall have a period of five days thereafter to convert the Series A Convertible Preferred Stock as provided above in subsection (e).

The determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series A Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Restated Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 7-106-102 of the Colorado Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused this Designation to be executed this 26th day of May, 2011.

KURRANT MOBILE CATERING, INC.

By:	/s/Pierre Turgeon
Pierre Turgeon, President/Chief Executive Officer